EXHIBIT 99.1

Uranium Resources Announces Third Quarter 2007 Earnings Teleconference and Webcast

LEWISVILLE, Texas, Oct. 29, 2007 (PRIME NEWSWIRE) -- Uranium Resources, Inc. (Nasdaq:URRE) ("URI"), a uranium exploration and mining company with resources in Texas and New Mexico, announced today that it has scheduled a teleconference and webcast for Friday, November 9, 2007 at 11:00 a.m. Eastern Time. The Company will issue its earnings release for the third quarter of 2007 on November 9, 2007, before the market opens.

During the teleconference, Dave Clark, President and Chief Executive Officer, will review the financial and operating results for the quarter and will provide an update on URI's operations, corporate strategy and outlook. A question-and-answer session will follow.

The URI teleconference can be accessed in the following ways:

     *    The live webcast can be found at
          http://www.uraniumresources.com. Participants should go to the website 10 - 15 minutes prior to the scheduled
          conference in order to register and download any necessary audio software.

     *    The teleconference can be accessed by dialing 1-201-689-8562 and entering confirmation #260090 approximately 10 minutes prior to the call.

To listen to the archived call:

     *    The archived webcast will be accessible at
          http://www.uraniumresources.com. A transcript will also be posted, once available.

     *    A replay can also be heard by calling 1-201-612-7415 and
          entering confirmation #260090 and account # 3055. The
          telephonic replay will be available from 1:00 p.m. ET the
          day of the teleconference until 11:59 p.m. on November 16,
          2007.

ABOUT URANIUM RESOURCES, INC.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 7 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and almost 100 million pounds of uranium in New Mexico. The Company acquired these properties over the past 20 years along with an extensive information database. URI's strategy is to capitalize on the strong global market for uranium by fully exploiting its resource base in Texas and New Mexico, acquiring new assets and through joint ventures or partnerships.

The Uranium Resources, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3598

CONTACT: Kei Advisors LLC
         Investor Contacts:
         Deborah K. Pawlowski
           716.843.3908
           dpawlowski@keiadvisors.com
         James M. Culligan
           716.843.3874
           jculligan@keiadvisors.com
         Company Contact:
         David N. Clark, President & Chief Executive Officer
           361.883.3990

         DW Turner
         Media Contact:
         Kristin Simons
         505.888.5877
         505.363.1496
         kimons@dwturner.com